UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2017

SeaWorld Entertainment, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35883	27-1220297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9205 South Park Center Loop, Suite 400 Orlando, Florida		32819
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (407) 226-5011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced on March 24, 2017, funds affiliated with The Blackstone Group L.P. (“Seller”) have agreed to sell an approximately 21% interest in SeaWorld Entertainment, Inc. (the “Company”) to Sun Wise (UK) Co., Ltd (“Buyer”), an affiliate of Zhonghong Zhuoye Group Co., Ltd. (the “Sale”) pursuant to a Stock Purchase Agreement between Buyer and Seller (the “Stock Purchase Agreement”).  In connection with the Sale, the Board of Directors of the Company (the “Board”) has determined that in order to compensate existing management for substantially delivering on the performance targets required under the terms of the 2.75x performance-vesting restricted shares, the Company will partially vest 60% of the outstanding 2.75x performance-vesting restricted shares held by certain of the Company’s equity plan participants upon the closing of the Sale, subject to continued service through such date. As of March 31, 2017, approximately 1.3 million 2.75x performance-vesting restricted shares were outstanding.

The Board considered that while these performance-vesting restricted shares are not otherwise expected to vest because the Sale proceeds to be paid at closing are not expected to satisfy the cumulative 2.75x return multiple on Seller’s invested capital required under the terms of the performance-vesting restricted shares, the Sale is expected to result in a cumulative return multiple on Seller’s invested capital of 2.67x, or 97% of targeted return. In addition, the required internal rate of return vesting condition of 15% will be significantly exceeded as a result of the Sale.

Under the terms of the Stock Purchase Agreement, if in certain circumstances the Buyer acquires a majority of the Company’s then outstanding common shares prior to the one-year anniversary of the closing of the Sale, then the Buyer is required as a condition to the closing of the acquisition that results in such majority ownership, to pay to the Seller, in respect of each share of common stock sold to the Buyer at the closing of the Sale, the excess, if any, of the highest price per share paid by the Buyer for shares of the Company’s common stock over $23.00 (the “Additional Payment”).   As such, any outstanding unvested 2.75x performance-vesting restricted shares will not forfeit until the end of such one-year period.

Additionally, the Board considered that in accordance with the relevant accounting guidance, the Company would be required to recognize non-cash equity compensation expense of approximately $9.6 million related to any outstanding 2.75x performance-vesting restricted shares upon closing of the Sale, regardless of whether or not the shares vest in accordance with their terms. As a result of the modifications to the 2.75x performance-vesting restricted shares described herein, the Company expects to recognize a non-cash equity compensation expense of approximately $8.4 million, which is a reduction of $1.2 million from the expected charge had the modification not taken place. The Company also expects to pay cash accumulated dividends of approximately $1.3 million related to the modification.

In exchange for the Company modifying the 2.75x performance-vesting restricted shares to vest 60%, eight of the Company’s senior executives and David D’Alessandro, the Company’s Chairman of the Board, have individually agreed to forfeit the remaining 40% of their outstanding 2.75x performance-vesting restricted shares upon the closing of the Sale. In addition, in accordance with his Separation and Consulting Agreement which contractually obligates the Company to apply any modifications to his outstanding 2.75x performance-vesting restricted shares, Jim Atchison, the Company’s former President and Chief Executive Officer, will also vest in 60% of his 2.75x performance-vesting restricted shares and has agreed to forfeit the other 40% on the closing of the Sale.  For all other current employees, the remaining 40% of their unvested 2.75x performance-vesting restricted shares will continue to be eligible to vest in accordance with their terms if Seller receives an Additional Payment from the Buyer sufficient to satisfy the 2.75x cumulative return multiple following the closing of the Sale.

Based on the modification described above, approximately 455,000 of the outstanding 2.75x performance-vesting restricted shares are expected to vest upon closing of the Sale.  The number of 2.75x performance-vesting restricted shares held by the Company’s fiscal 2015 named executive officers that will fully vest in connection with the modification and consummation of the Sale is as follows: 63,771 shares for David D’Alessandro, 154,621 shares for Jim Atchison, 20,616 shares for G. Anthony (Tony) Taylor and 9,307 shares for Marc G. Swanson.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description

Exhibit 10.1	Form of Amendment #1 to Restricted Stock Grant and Acknowledgment and Form of Restricted Stock Agreement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAWORLD ENTERTAINMENT, INC.

Date: April 14, 2017	By:	/s/ G. Anthony (Tony) Taylor
	Name:	G. Anthony (Tony) Taylor
	Title:	Chief Legal Officer, General Counsel and Corporate Secretary